AGREEMENT TO FILE SCHEDULE 13D JOINTLY

(as required by Item 7 of Schedule 13D)

The undersigned persons hereby agree that reports on Schedule 13D, and any amendments thereto, may be filed in a single statement on behalf of all such persons, and further, each such person designates each of Holly K. Vance and Christopher H. Cunningham as its agents and attorneys-in-fact for the purpose of executing any and all such reports required to be made by it with the Securities and Exchange Commission.

Dated: July 27, 2009

Asset Managers (China) Fund Co., Ltd.

By:	/s/ Yip Chi Chiu
Name:	Yip Chi Chiu
Title:	Director

Asset Managers CCBS Holdings Limited

By:	/s/ Yip Chi Chiu
Name:	Yip Chi Chiu
Title:	Director